Exhibit 99.B(g)(3)

FIRST AMENDMENT TO THE AMENDED AND RESTATED CUSTODIAN AGREEMENT BETWEEN SEI INSTITUTIONAL MANAGED TRUST, EACH EXEMPT COMPANY LISTED ON SCHEDULE A AND BROWN BROTHERS HARRIMAN & CO. DATED MARCH 28, 2012

THIS FIRST AMENDMENT dated as of August 11, 2015, to the Amended and Restated Custody Agreement, dated as of March 28, 2012, (the “Agreement”), is entered into by and among (i) the SEI INSTITUTIONAL MANAGED TRUST, an open end investment management company organized under the laws of the State of Massachusetts (“SIMT”) on behalf of its portfolios listed on Schedule A attached to the Agreement, severally and not jointly (each a “Fund” and collectively, the “Funds”) registered under the Investment Company Act of 1940, (ii) each exempt company organized under the laws of the Cayman Islands listed on Schedule A attached to the Agreement, severally and not jointly (each a “Company” and collectively, the “Companies”) and BROWN BROTHERS HARRIMAN & CO. a limited partnership formed under the laws of the State of New York (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Schedule A of the Agreement to add the Dynamic Asset Allocation Fund, a portfolio of SEI Institutional Managed Trust; and

WHEREAS, Article 12.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

1.                                      Schedule A of the Agreement is hereby deleted in its entirety and replaced and superseded with Schedule A attached hereto, adding the Dynamic Asset Allocation Fund, a portfolio of SEI Institutional Managed Trust, as an additional Fund to the Agreement.

2.                                      Except to the extent amended hereby, the Agreement shall remain in full force and effect.

3.                                      By signing below where indicated, each party hereto hereby ratifies and affirms each of its respective representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

3.                                      This Amendment shall be governed by such laws as provided in Section 12.5 of the Agreement. This First Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same First Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.

(signatures on the following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed as of the date first above written.

BROWN BROTHERS HARRIMAN & CO		SEI INSTITUTIONAL MANAGED TRUST

By:	/s/ Elizabeth E. Prickett	By:	/s/ Stephen G. MacRae
Name:	Elizabeth E. Prickett	Name:	Stephen G. MacRae
Title:	Managing Director	Title:	Vice President
Date:		Date:	August 11, 2015

INFLATION COMMODITY STRATEGY SUBSIDIARY LTD		ACCUMULATION COMMODITY STRATEGY SUBSIDIARY LTD

By:	/s/ Arthur Ramanjulu	By:	/s/ Arthur Ramanjulu
Name:	Arthur Ramanjulu	Name:	Arthur Ramanjulu
Title:	Controller & CFO	Title:	Controller & CFO
Date:	August 11, 2015	Date:	August 11, 2015

SCHEDULE A

TO THE AMENDED AND RESTATED CUSTODY AGREEMENT BETWEEN SEI INSTITUTIONAL MANAGED TRUST, EACH EXEMPT COMPANY LISTED ON SCHEDULE A AND BROWN BROTHERS HARRIMAN & CO. DATED MARCH 28, 2012

Effective Date: August 11, 2015

SEI INSTITUTIONAL MANAGED TRUST

Global Managed Volatility Fund

Real Return Fund

Multi-Asset Accumulation Fund

Multi-Asset Income Fund

Multi-Asset Inflation Managed Fund

Multi-Asset Capital Stability Fund

Dynamic Asset Allocation Fund

COMPANIES

Inflation Commodity Strategy Subsidiary Ltd

Accumulation Commodity Strategy Subsidiary Ltd